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                                                                   Exhibit 99.02
                              CERIDIAN CORPORATION
                           SAVINGS AND INVESTMENT PLAN

                         TENTH DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends the Plan in the manner described below.

1. Section 6.5(C) of the Plan is amended by adding a new clause (6) which reads as follows:

"(6) Notwithstanding Subsection (C)(4), in the case of a borrower who was employed by Ceridian Tesseract Advanced HRMS Solutions, Inc. immediately before and immediately after the sale by the Company of all of the issued and outstanding capital stock of Ceridian Tesseract Advanced HRMS Solutions, Inc. to Platinum Equity Holdings, L.L.C. effective as of December 31, 1998, the balance of the borrower's outstanding loan or loans will not be accelerated or in default until June 30, 1999 solely as a result of his or her termination of employment in connection with the sale. If, prior to June 30, 1999, any other event of default occurs, such as, for example, a default in payment of an outstanding loan, the outstanding balance of the loan will be accelerated and satisfied in accordance with clause (4) without regard to the previous sentence."

2. Section 7.1 of the Plan is amended by adding a new Subsection (F) which reads as follows:

("F) A Participant who was employed by Ceridian Tesseract Advanced HRMS Solutions, Inc. immediately before and immediately after the sale by the Company of all of the issued and outstanding capital stock of Ceridian Tesseract Advanced HRMS Solutions, Inc. to Platinum Equity Holdings, L.L.C. effective as of December 31, 1998, will at all times on and after December 31, 1998 have a fully vested nonforfeitable interest in his or her Performance-Based Matching Account attributable to Performance-Based Matching Contributions with respect to Plan Years ending before January 1, 1999 and, in the case of a Tesseract Participant, as defined in Exhibit E, in his or her Tesseract Matching Account."

The foregoing amendments are effective as of December 31, 1998.

The undersigned has caused this instrument to be executed by its duly authorized officers this 11th day of August, 1999.

                                             CERIDIAN CORPORATION


Attest: /s/ Gary M. Nelson                    By: /s/ Shirley J. Hughes
        --------------------------------          -----------------------------
         Secretary                                    Vice President